Exhibit 99.1

Crumbs Bake Shop, Inc. Enters Into Securities Purchase Agreement

New York, New York. April 30, 2013 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today announced that it has executed a Securities Purchase Agreement, dated April 29, 2013 (the “Purchase Agreement”), related to a sale of $10.0 million in aggregate principal amount of its senior unsecured convertible promissory notes (the “Notes”) to accredited investors.

Entry into Securities Purchase Agreement to Provide New Capital

Crumbs entered into the Purchase Agreement with Michael Serruya to facilitate executing its operational initiatives and to fund future growth. Pursuant to the Purchase Agreement, Crumbs agreed to sell $10 million aggregate principal amount of its Notes to Mr. Serruya or his permitted assignees. The Notes will be sold in one or more closings (each, a “Closing”), subject to satisfaction of all conditions set forth in the Purchase Agreement, which include NASDAQ’s completion of its review of Crumbs’ listing application regarding the transaction. The first Closing, which must involve no less than $2.0 million in aggregate principal amount of Notes, will occur on the first business day after the satisfaction or waiver of all closing conditions, but in no event prior to May 10, 2013. Subsequent Closings will occur no later than 30 days following the First Closing.

Subject to ownership limitations set forth in the Purchase Agreement, the holders of the Notes may convert them into shares of Crumbs’ common stock at any time at a conversion price of $1.55 per share.  The Notes will have a maturity date that is five years from the date of issuance.  Interest will accrue on the unpaid principal balance of the Notes at the rate of 6.5% per annum, and Crumbs will have the right to pay interest in shares of common stock if, among other things, Crumbs then has an effective registration statement on file with the SEC covering the resale of the shares to be issued to the holders of the Notes.

Crumbs intends to use the net proceeds of the transaction to fund its store growth and real estate strategies and for working capital.

The Notes were offered and will be sold in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 thereunder. The offer and sale of the Notes, and the offer and sale of the shares of common stock into which the Notes may be converted, have not been, and will not be, registered under the Securities Act. Neither the Notes nor the underlying shares of common stock may be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements. Crumbs has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock into which the Notes may be converted by the holders of the Notes. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This press release is being filed pursuant to and in accordance with Rule 135c under the Securities Act.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 69 locations in 10 states and the District of Columbia, including 19 stores in super regional malls.

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Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the pending sale of Notes may not be consummated because the conditions to such closing cannot be satisfied; the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions are not realized; the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; the inability to manage or fund rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market’s continued listing standards; a lower return on investment; and the general volatility of the market prices of our securities and general economic conditions. These and other risks are discussed in detail in the periodic reports that Crumbs Bake Shop, Inc. files with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2012, and investors are urged to review those periodic reports and its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. Crumbs Bake Shop, Inc.’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC. We assume no obligation to update these forward-looking statements except as required by law.

Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-478-9917

Media Relations Contact:

Quinn Solomon of Crumbs

qsolomon@crumbs.com / 212-221-7105